EXHIBIT 2.4

Plan and Agreement of Merger By and Among
Mach One Corporation, WhiteHat Holdings, LLC and White Hat Acquisition Corp.
dated February 25, 2010.

PLAN AND AGREEMENT OF MERGER

BY AND AMONG

MACH ONE CORPORATION

AND

WHITEHAT HOLDINGS, LLC

AND

WHITE HAT ACQUISITION CORP.

DATED AS OF

FEBRUARY 25,  2010

TABLE OF CONTENTS

Page
PLAN AND AGREEMENT OF MERGER

Article I	The Merger	____
Article II	Conversion of Shares	____
Article III	Issuance of Certificates
Article IV	Closing	____
Article V	Representations and Warranties by WhiteHat Members and Peter	____
Article VI	Representations and Warranties by Mach One	____
Article VII	Additional Agreements	____
Article VIII	Covenants of WhiteHat and Peter	____
Article IX	Covenants of Mach One	____
Article X	Additional Covenants of the Parties	____
Article XI	Survival and Non-Survival of Representations, Warranties and Covenants	____
Article XII	Conditions of Parties’ Obligations	____
Article XIII	Termination, Amendment, Waiver	____
Article XIV	Miscellaneous	____

EXHIBIT LIST

Exhibit "A":	Consent of Members of Mach One’s Board of Directors
Exhibit "B":	Consent of Members of WhiteHat’s Board of Directors
Exhibit “C”	Form of Articles of Incorporation of Surviving Corporation
Exhibit “D”	Representation Letter-WhiteHat Members
Exhibit “E”	Officer’s Certificate -Mach One

SCHEDULE LIST

Schedule 5.1(d):	WhiteHat Equity Securities, Debt Obligations Outstanding
Schedule 5.1(e):	WhiteHat Subsidiaries
Schedule 5.1(g):	WhiteHat Absence of Undisclosed Liabilities
Schedule 5.1(h):	WhiteHat Litigation
Schedule 5.1(j):	WhiteHat Absence of Certain Changes
Schedule 5.1(k)	WhiteHat Contracts
Schedule 5.1(l):	WhiteHat Employee Benefit Plans
Schedule 5.1(m):	WhiteHat Asset Ownership Exceptions
Schedule 5.1(m)(iii)	WhiteHat Receivable Exceptions
Schedule 5.1(n)	WhiteHat Tax Matters
Schedule 5.1(o):	WhiteHat Operating Permits/Licenses
Schedule 6.1(d):	Mach One Equity Securities, Debt Obligations Outstanding
Schedule 6.1(e):	Mach One Subsidiaries
Schedule 6.1 (f):	Mach One Absence of Certain Changes
Schedule 6.1 (g):	Mach One Absence of Undisclosed Liabilities
Schedule 6.1 (h):	Mach One Litigation

Schedule 6.1 (j):	Absence of Certain Changes
Schedule 6.1(k):	Mach One Contracts
Schedule 6.1(l)	Mach One Employee Benefit Plans
Schedule 6.1(m)	Mach One Asset Ownership Exceptions
Schedule 6.1(n):	Mach One Tax Matters
Schedule 6.1(o)	Mach One Permits

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is entered into as of this 25th day of February, 2010 (this “Agreement”), by and among Mach One Corporation, a Nevada corporation (“Mach One”), WhiteHat Holdings, LLC, a Georgia limited liability company (“WhiteHat”), White Hat Acquisition Corp., a Georgia corporation and a wholly-owned subsidiary of Mach One (“Merger Sub”) and for the limited purposes set forth herein, Gilbert Peter, a resident of Florida (“Peter”) and those persons listed in Exhibit “A” attached hereto, being all of the Members of Mach One’s Board of Directors.

R E C I T A L S:

A.           The Board of Directors of each of Mach One and WhiteHat deem it fair, advisable and in the best interests of Mach One and WhiteHat, respectively, and their respective shareholders that Mach One and WhiteHat engage in the Merger (as defined below) on the terms and subject to the conditions set forth herein.

B.           In furtherance of the Merger, Mach One has formed Merger Sub as a transitory subsidiary formed solely to accomplish the merger of WhiteHat with and into Merger Sub and pursuant to such merger the shareholders of WhiteHat will exchange their shares of WhiteHat Common Stock and Preferred Stock for Mach One Common Stock upon the terms and subject to the conditions set forth herein and in accordance with Georgia law (the “Merger”), and change the name of Merger Sub to WhiteHat Corporation.

C.           The respective Boards of Directors of Mach One, WhiteHat and Merger Sub and Mach One in its capacity of Merger Sub’s sole shareholder, have approved this Agreement and the Merger upon the terms and subject to the conditions set forth herein.  The Board of Directors of WhiteHat has determined to recommend that the shareholders of WhiteHat adopt and approve this Agreement and approve the Merger.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
THE MERGER

1.1           The Merger.  Upon the terms and subject to the conditions hereof and in accordance with Georgia law, at the Effective Time, WhiteHat shall be merged with and into Merger Sub.  As a result of the Merger, the separate corporate existence of WhiteHat shall cease and Merger Sub shall continue as the surviving corporation.  Merger Sub shall be renamed “WhiteHat Corporation” and shall continue its existence under the laws of the State of Georgia and shall be a wholly-owned subsidiary of Mach One.  For purposes of this Agreement, Merger Sub shall be referred to, for the period commencing at the Effective Time, as the “Surviving Corporation.”

1.2           Effective Time.  At the Closing, the parties hereto shall cause articles of merger (the “Articles of Merger”) to be filed with the office of the Secretary of State of Georgia in such form as is required by, and executed in accordance with, the provisions of Georgia law (the “Applicable Law”).  When used herein, the term “Effective Time” shall mean the date and time when the Articles of Merger have been filed with the Secretary of State of Georgia or such date and time as otherwise specified therein.

1.3           Effect of the Merger.  The Merger shall, at and after the Effective Time, have all of the effects provided by the Applicable Law.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of WhiteHat and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of WhiteHat and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

1.4           Articles of Incorporation of the Surviving Corporation.

(a)           The Articles of Incorporation of the Surviving Corporation as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

1.5           Board of Directors and Officers of the Surviving Corporation.  The directors and officers of Surviving Corporation immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation of the Surviving Corporation.

1.6           Board of Directors of Mach One.  Mach One shall take all such action as may be necessary (a) to cause the number of directors comprising the Board of Directors of Mach One as of the Effective Time to be increased to nine (9) members, (b) to cause Peter and Kevin Quirk (“Quirk”) to be appointed to the Board of Directors of Mach One as of the Effective Time, and (c) to serve until the next annual election of directors of Mach One, (c) to cause a person with significant beverage and/or health care product experience for children, selected solely by Quirk and Peter, or their successors to be appointed to the Board of Directors.

ARTICLE II
CONVERSION OF SHARES

2.1      Merger Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of any shareholder, officer or director of Mach One, Merger Sub, WhiteHat or the holders of any of the following securities:

(a)           Each share of WhiteHat Common Stock issued and outstanding immediately prior to the Effective Time, shall be converted into the right to receive, and become exchangeable for 15.480 shares of validly issued, fully paid and nonassessable shares of Mach One Common Stock (the “Merger Stock”);

(b)           Each share of WhiteHat Preferred Stock issued and outstanding immediately prior to the Effective Time, shall be converted into the right to receive, and become exchangeable for 15.480 shares of validly issued, fully paid and nonassessable shares of the Merger Stock;

 (c)           Pursuant to existing agreements, $987,000 of WhiteHat indebtedness will be cancelled and converted into the right to receive 15,343,750 shares of validly issued, fully paid and nonassessable shares of the Merger Stock at an average conversion ratio of one such share for each $.064 of indebtedness cancelled;

 (d)           Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of any shareholder, officer or director of WhiteHat or Merger Sub, be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

2.2           Fractional Shares.  No fraction of a share of Merger Common Stock will be issued by virtue of the Merger, and each holder of WhiteHat shares or WhiteHat indebtedness who would otherwise be entitled to a fraction of a share of Merger Common Stock shall receive from Mach One, in lieu of such fractional share, one (1) share of Merger Common Stock if but only if the fractional share would have been greater that .5 of a full share.

2.3           Dissenting Shares.  Notwithstanding any other provision hereof to the contrary and to the extent permitted under Georgia law, any shares of WhiteHat Common Stock and/or Preferred Stock held by a Dissenting Shareholder shall not be converted as described in Section 2.1(a) or (b), but instead shall be converted into the right to receive the consideration due a Dissenting Shareholder pursuant to Georgia law, provided, however, that if a Dissenting Shareholder shall fail to perfect his demand, withdraw his demand or otherwise lose his right for appraisal under the terms of Georgia law, then the WhiteHat Common Stock and/or Preferred Stock held by such Dissenting Shareholder shall be deemed to be converted as of the Effective Time in accordance with the provisions of Section 2.1(a) and/or 2.1(b).   Surviving Corporation shall not voluntarily make any payment with respect to, settle, or offer to settle or otherwise negotiate, any such demands.  All amounts paid to Dissenting Shareholders shall be paid without interest thereon (to the extent permitted by applicable law) by Mach One.

For purposes hereof, the term “Dissenting Shareholder” shall mean a holder of WhiteHat Common Stock and/or Preferred Stock who (a) objects to the Merger; and (b) complies with the applicable provisions of Georgia law concerning dissenter’s rights.

2.4           No Further Rights.  As a result of the Merger and without any action on the part of the holders of any shares of WhiteHat Common Stock and/or Preferred Stock (the “WhiteHat Members”), at the Effective Time, all shares of WhiteHat Common Stock and Preferred Stock shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of such shares shall thereafter cease to have any rights with respect to such shares of WhiteHat Common Stock and/or Preferred Stock, except the right to receive the Merger Stock as set forth in Section 2.1(a) and/or (b), and the right to receive Additional Merger Stock as set forth in Section 2.5, or dissenter’s rights to the extent available under Georgia law.

2.5           Additional Merger Stock.

(a)
As additional partial consideration at Closing, Mach One shall deposit Four Hundred Thousand Dollars ($400,000.00) into a Surviving Corporation account controlled by Patrick Sheridan, CFO of Mach One and Kevin Quirk, CEO of WhiteHat, which shall be used to pay legal fees, accounting fees, marketing expenses and other costs already incurred by WhiteHat, indebtedness of WhiteHat and for the further development of the Surviving Corporation’s business.

(b)
As additional partial consideration, within ninety (90) days of the Closing, Mach One shall deposit One Million Six Hundred Thousand Dollars ($1,600,000.00) into a Surviving Corporation account controlled by Patrick Sheridan, CFO of Mach One and Kevin Quirk, CEO of WhiteHat to be used for the purpose of developing children’s products, including juices, within the WhiteHat Brands division of Mach One.

(c)
As additional partial consideration, if Mach One does not deliver the One Million Six Hundred Thousand Dollars ($1,600,000.00) as set forth above in Section 2.4(a), then the former WhiteHat Members shall receive a pro-rata share of 33,691,592 shares of Mach One Common Stock as additional consideration within ten (10) days following the expiration of such ninety (90) day period (i) in the ratio of 3.369 shares of Mach One Common Stock for each share of WhiteHat Common Stock held by such WhiteHat Member at the Effective Time, and (ii) in the ratio of 3.369 shares of Mach One Common Stock for each share of WhiteHat Preferred Stock held by such WhiteHat Member at the Effective Time.  Notwithstanding the foregoing, under no circumstances will the total number of Mach One Common Stock issued to the WhiteHat Members at the Effective Time and pursuant to this Section 2.5(c) exceed 49.9% of the total outstanding shares of Mach One Common stock immediately after the issuance of such Common Stock.

ARTICLE III
ISSUANCE OF CERTIFICATES

3.1           Issuance Procedures.  Promptly after the Effective Time, Mach One shall cause its transfer agent, Stalt, Inc. (the “Transfer Agent”), to mail to each WhiteHat Member and indebtedness holder who was, at the Effective Time, a holder of record of shares of WhiteHat Common Stock and/or Preferred Stock and/or indebtedness and is entitled to receive the Merger Stock, instructions as to the issuance and delivery of such shares of Merger Stock.  If any portion of the Merger Stock is to be issued to a Person other than the WhiteHat Member in whose name the WhiteHat Common Stock and/or Preferred Stock is registered, it shall be a condition to such issuance that such shareholder deliver appropriate transfer instructions to the Transfer Agent and that the Person requesting such issuance shall pay to the Transfer Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such WhiteHat Common Stock and/or Preferred Stock or establish to the satisfaction of the Transfer Agent that such tax has been paid or is not payable.  Until the Merger Stock is issued as contemplated by this Section 3.1, each share of WhiteHat Common Stock or Preferred Stock shall be deemed at all times after the Effective Time to represent only the right to receive the certificate representing shares of Mach One Common Stock.

3.2           No Further Ownership Rights in Stock.  All shares of Mach One Common Stock issued in accordance with the terms of Article II shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares formerly represented by such WhiteHat Common Stock and/or Preferred Stock.

3.3           No Liability.  Notwithstanding any provision of this Agreement to the contrary, none of Mach One, Merger Sub, WhiteHat, Surviving Corporation or the Transfer Agent shall be liable to any Person in respect of any Merger Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

3.4           Stock Transfer Books.  The stock transfer book of WhiteHat shall be closed at the Effective Time and there shall be no further registration of transfers of shares of WhiteHat Common Stock or Preferred Stock thereafter on the records of WhiteHat.  On and after the Effective Time, all WhiteHat Common Stock and/or Preferred Stock shall represent only the right to receive the applicable Merger Stock with respect to the shares of WhiteHat Common Stock and/or Preferred Stock.

3.5           No Liens. The Merger Stock shall be issued free and clear of all liens, mortgages, pledges, encumbrances or charges, whether disclosed or not disclosed.

3.6           Federal Securities Laws: No Registration.

(a)	The Merger Stock issued to the WhiteHat Members hereunder shall not, at the time of Closing, be registered under the federal securities laws.

(b)
The Merger Stock shall be issued pursuant to an exemption therefrom as “restricted stock” within the meaning of Regulation D promulgated under the Securities Act of 1933, as amended (the “Act”).  All such Merger Stock shall bear a legend worded substantially as follows:

“The shares represented by this certificate have not been registered under the Securities Act of 1933 (the “Act”) and are ‘restricted securities’ as that term is defined in Regulation D under the Act.  The shares may not be offered for sale, sold or otherwise transferred except pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of Mach One.”

(c)
The Transfer Agent shall annotate its records to reflect the restrictions on transfer embodied in the legend set forth above.  There shall be no requirement that Mach One register the Merger Stock under the Act.

3.7           Investment Representations.

(a)
Merger Stock issued according to the terms hereof shall, when issued, be restricted shares and shall not be sold, transferred or otherwise disposed of by the holders thereof without registration under the Act or an available exemption from registration under the Securities Act.

(b)
The certificates representing the Merger Stock issued according to the terms hereof shall contain the appropriate restrictive legends, and Mach One shall issue appropriate stop-transfer instructions to the Transfer Agent regarding such Merger Stock.

3.8           Liquidated Damages.  The procedure set forth in Sections 2.4(b) and (c) has been evaluated by Mach One and WhiteHat, based on the advice of their legal counsel and in light of Minnesota law on liquidated damages.  Based on that process, Mach One and WhiteHat agree that the additional 33,691,592 shares of Mach One Common Stock that would be distributed to the prior WhiteHat Members pursuant to Section 2.1(c) is a reasonable measure of the probable damages, in light of the Agreement as a whole, that would be incurred by WhiteHat, and by the WhiteHat Members.  Both Mach One and WhiteHat agree that it would be difficult to precisely prove the direct and consequential damages incurred by WhiteHat and the WhiteHat Members, if Mach One failed to deliver to WhiteHat the additional One Million Six Hundred Thousand Dollars ($1,600,000.00) within ninety (90) days.

ARTICLE IV
CLOSING

4.1           Closing of Transaction.  Subject to fulfilling or waiving the conditions precedent set forth in Article XI hereof, the Closing shall take place on the Closing Date at the offices of WhiteHat’s counsel, Greenberg Traurig, LLP, Suite 400, 3290 Northside Drive, Atlanta, GA 30303 at 10:00 A.M., local time.

4.2           Closing Date.  The Closing Date of the Exchange shall be March 5, 2010, or as extended pursuant to Section 13.1(b) below.

4.3           Deliverables at Closing.

(a)	WhiteHat shall deliver or cause to be delivered to Mach One at Closing:

(i)	Articles of Merger executed by duly authorized officers of WhiteHat;

(ii)	An Investment Letter from each WhiteHat Member surrendering his, her or its shares and agreeing to a restriction on transferring the Merger Stock as described in Section 3.7 hereof ;

(iii)
A copy of a consent of WhiteHat’s three Members of its Board of Directors authorizing WhiteHat to take the necessary steps toward Closing and to Close the transactions described by this Agreement in the form set forth in Exhibit “B”;

(iv)	A copy of a Certificate of Good Standing for WhiteHat issued not more than thirty (10) days prior to Closing by the Georgia Secretary of State;

(v)	Articles of Incorporation of Surviving Corporation to be effective at the Effective Time of the Merger in the form attached hereto as Exhibit “C”;

(vi)	All of WhiteHat’s books and records for the last two years; and

(vii)	Such other documents, instruments or certificates as shall be commercially reasonably requested by Mach One or its counsel.

(b)         Mach One shall deliver or cause to be delivered to WhiteHat at Closing:

(i)	Articles of Merger executed by duly authorized officers of Mach One and Merger Subsidiary;

(ii)
A copy of a consent, in the form set forth in Exhibit “A,” of Mach One’s Board of Directors authorizing Mach One to take the necessary steps toward Closing and to Close the transactions described by this Agreement;

(iii)	A copy of a Certificate of Good Standing for Mach One issued not more than ten (10) days prior to Closing by the Secretary of State of Nevada;

(iv)	Articles of Incorporation and Bylaws of Mach One certified as of the Closing Date by the President and Secretary of Mach One;

(v)	Such other documents, instruments or certificates as shall be commercially reasonably requested by WhiteHat or its counsel.

4.4           Filings; Cooperation.

(a)           Prior to the Closing, the Parties shall make such filings and take such other actions as may be necessary to satisfy the conditions precedent set forth in Article XI below.

(b)           On and after the Closing Date, Mach One, WhiteHat, Peter and the WhiteHat Members shall, on request and without further consideration, cooperate with one another by furnishing or causing others to furnish any additional information and/or executing and delivering or causing others to execute and deliver any additional documents and/or instruments, and causing others to do any and all other things to consummate or otherwise implement the transactions described by this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES BY WHITEHAT AND PETER

5.1           Subject to the schedule of exceptions, attached hereto and incorporated herein by this reference, WhiteHat and Peter represent and warrant to Mach One as follows:

(a)	Organization and Good Standing of WhiteHat . WhiteHat is currently:

(i)	a limited liability company;

(ii)	duly organized;

(iii)	validly existing;

(iv)	in good standing under the laws of the State of Georgia;

(v)	has full corporate power and authority to own or lease its properties;

(vi)	to carry on its business as now being conducted; and

(vii)	to carry on its business as proposed to be conducted.

(b)
WhiteHat is qualified to conduct business as a foreign limited liability company in no other jurisdiction, and the failure to so qualify in any other jurisdiction does not materially, adversely affect the ability of WhiteHat to carry on its business as most recently conducted.

(c)
The Certificate of Formation of WhiteHat and all Amendments thereto as presently in effect, and the Operating Agreement of WhiteHat as presently in effect, both of which shall be certified by the Members of WhiteHat’s Board of Directors, have been delivered to Mach One and are complete and correct and there has been no amendment, modification or other change thereto.

(d)	Capitalization.

(i)
WhiteHat’s authorized capital consists of unlimited shares of WhiteHat Common Stock and Preferred Stock of which 7,412,148 shares of Common Stock and 2,587,852 shares of Preferred Stock are issued and outstanding as of the date hereof, and are held of record by 77 persons, who are currently residents of one of the following jurisdictions:  AZ, CA, CO, DC, DE, FL, GA, IN KS, MO, NJ, NY, OH, PA, SC, UK, UT, VA, WI;

(ii)	All such outstanding WhiteHat Common Stock and Preferred Stock is validly issued, paid and non-assessable;

(iii)	All securities issued by WhiteHat as of the date of this Agreement have been issued in compliance with all applicable state and federal laws;

(iv)	Except as set forth in Schedule 5.1(d), no other equity securities or debt obligations of WhiteHat are authorized, issued or outstanding.

(v)
The total number of issued and outstanding WhiteHat Common Stock Preferred Stock that will be issued and outstanding as of the Closing Date shall not exceed 10,000,000 shares of WhiteHat Common Stock and Preferred Stock;

(h)
Subsidiaries.  Other than as set forth in Schedule 5.1(e), WhiteHat has no subsidiaries and no other investments, directly or indirectly, or other financial interest in any other corporation or business organization, joint venture or partnership of any kind whatsoever.

(f)	Financial Statements.

(i)	WhiteHat shall deliver to Mach One, prior to Closing, a copy of WhiteHat’s unaudited, financial statements for the years ended December 31, 2008 and 2009.

(ii)
They shall be true and complete in all material respects and will have been prepared in conformity with generally accepted accounting principles (the “WhiteHat Financial Statements”) except that conforming footnotes shall not be included.

(iii)
Other than changes in the usual and ordinary conduct of the business since December 31, 2009, there have not been and, at the Closing Date, there shall not be any material adverse changes in such financial statements.

(g)	Absence of Undisclosed Liabilities.

(i)	Except as disclosed in Schedule 5.1(g), WhiteHat has no liabilities that are not adequately reflected or reserved against in the WhiteHat Financial Statements or otherwise reflected in this Agreement.

(ii)
Except as disclosed in Schedule 5.1(g), WhiteHat does not have and shall not have as of the Closing Date, any liabilities (secured or unsecured and whether accrued, absolute, direct, indirect or otherwise) that were incurred after December 31, 2009, and would be individually or in the aggregate, material to the results of operations or financial condition of WhiteHat as of the Closing Date.

(h)	Litigation. Except as disclosed in Schedule 5.1(h):

(i)	There are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against WhiteHat or its properties;

(ii)
There are no actions, suits or proceedings pending, or, to the knowledge of WhiteHat , threatened against or affecting WhiteHat or its affiliated companies, any of its officers or directors relating to their positions as such, or any of its properties, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, connected with the business, operations or affairs of WhiteHat or its affiliated companies:

X.	that might result in any material adverse change in the operations or financial condition of WhiteHat ; or

Y.	that might prevent or materially impede the consummation of the transactions under this Agreement.

(i)
Compliance with Laws.  To its knowledge, the operations and affairs of WhiteHat do not violate any law, ordinance, rule or regulation currently in effect, or any order, writ, injunction or decree of any court or governmental agency, the violation of which would substantially and adversely affect the business, financial conditions or operations of WhiteHat ..

(j)	Contracts. Except as set forth in Schedule 5.1(k):

(i)	WhiteHat has not entered into any material transaction;

(ii)
There has been no change in financial or other condition, business, property, prospects, assets or liabilities of WhiteHat as shown on the WhiteHat Financial Statements, other than changes that both individually and in the aggregate do not have a consequence that is materially adverse to such condition, business, property, prospects, assets or liabilities;

(iii)
There has been no damage to, destruction of or loss of any of the properties or assets of WhiteHat (whether or not covered by insurance) materially and adversely affecting the financial or other condition, business, property, prospects, assets or liabilities of WhiteHat ;

(iv)
WhiteHat has not declared, or paid any dividend or made any distribution on its membership interests, redeemed, purchased or otherwise acquired any of its membership interests, granted any options to purchase membership interests, or issued any of its membership interests;

(v)	There has been no material change, except in the ordinary course of business, in the contingent obligations of WhiteHat by way of guaranty, endorsement, indemnity, warranty or otherwise;

(vi)	There have been no loans made by WhiteHat to its employees, officers or directors;

(vii)	There has been no waiver or compromise by WhiteHat of a valuable right or of a material debt owed to it;

(viii)	There has been no extraordinary increase in the compensation of any of WhiteHat’s employees;

(ix)	There has been no agreement or commitment by WhiteHat to do or perform any of the acts described in this Section 5.1(j); and

(x)
There has been no other event or condition of any character, which might be expected either to result in a material and adverse change in the condition (financial or otherwise), business, property, prospects, assets or liabilities of WhiteHat or to impair materially the ability of WhiteHat to conduct the business now being conducted.

(k)	Contracts. Except as set forth in Schedule 5.1(k):

(i)	WhiteHat is not a Party to any written or oral commitment for capital expenditures;

(ii)
WhiteHat is not a Party to, nor is its property bound by any written or oral, express or implied, agreement, contract or other contractual obligation including, without limitation, any real or personal property leases, any employment agreements, any consulting agreements any personal services agreements or any other agreements that require WhiteHat to pay any money or deliver any assets or services after the Closing; and

(iii)
WhiteHat has in all material respects performed all obligations required to be performed by it to date and is not in default in any material respect under any agreements or other documents to which it was a Party.

(l)	Employees.

(i)
There are, except as disclosed in Schedule 5.1(l), no collective bargaining, bonus, profit sharing, compensation, or other plans, agreements or arrangements between WhiteHat and any of its directors, officers or employees, and

(ii)
There are, except as disclosed in Schedule 5.1(l), no employment, consulting, severance or indemnification arrangements, agreements or understandings between WhiteHat on the one hand, and any current or former directors, officers or employees of WhiteHat on the other hand.

(m)	Assets.

(i)	All of the assets reflected on the December 31, 2009, unaudited financial statements or acquired and held as of the Closing Date, will be owned by WhiteHat on the Closing Date.

(ii)	Except as set forth in Schedule 5.1(m):

X.	WhiteHat owns outright and has good and marketable title, or holds valid and enforceable leases, to all of such assets.

Y.
None of WhiteHat’s equipment used by WhiteHat connected with its business has any material defects and all of them are in all material respects in good operating condition and repair, and are adequate for the uses to which they are being put.

Z.	None of WhiteHat’s equipment is in need of maintenance or repairs, except for ordinary, routine maintenance and repair.

(iii)
WhiteHat represents that, except to the extent disclosed in Schedule 5.1(m)(iii) to this Agreement or reserved against on its unaudited balance sheet as of December 31, 2009, it is not aware of any accounts and contracts receivable existing that in its judgment would be uncollectible.

(n)	Operating Authorities.

(ii)
Except as set forth in Schedule 5.1(n), all federal, foreign, state and local tax returns, reports and information statements required to be filed by or regarding the activities of WhiteHat have been filed for all the years and periods for which such returns and statements were due, including extensions thereof.

(ii)	Such returns, reports and information statements are true and correct in all material respects insofar as they relate to the activities of WhiteHat .

(iii)	On the date of this Agreement, WhiteHat is not delinquent in the payment of any such tax or assessment, and no deficiencies for any amount of such tax have been proposed or assessed.

(o)	Operating Authorities.

(i)
To its knowledge, WhiteHat has all material operating authorities, governmental certificates and licenses, permits, authorizations and approvals (“Permits”) required for conducting its business as presently conducted. Such Permits are set forth on Schedule 5.1(o).

(ii)	Since WhiteHat’s inception:

W.	there has not been any notice or adverse development regarding such Permits;

X.	such Permits are in full force and effect;

Y.	no material violations are or have been recorded regarding any permit; and

Z.	no proceeding is pending or threatened to revoke or limit any Permit.

(p)	Authority to Execute Agreement.

(i)
The Members of WhiteHat’s Board of Directors, pursuant to the power and authority legally vested in them, have duly authorized the execution and delivery by WhiteHat of this Agreement, and have duly authorized each of the transactions hereby described.

(ii)
WhiteHat, the WhiteHat Members and Peter have the power and authority to execute and deliver this Agreement, to consummate the transactions hereby described and to take all other actions required to be taken by it or them pursuant to the provisions hereof.

(iii)	WhiteHat has taken all actions required by law, its Certificate of Formation, as amended, or otherwise to authorize the execution and delivery of this Agreement.

(iv)	This Agreement is valid and binding upon WhiteHat, the WhiteHat Members and Peter according to its terms.

(v)
Neither the execution and delivery of this Agreement nor the consummation of the transactions described hereby shall constitute a violation or breach of the Certificate of Formation, as amended, or the Operating Agreement, as amended, of WhiteHat, or any agreement, stipulation, order, writ, injunction, decree, law, rule or regulation applicable to WhiteHat.

(q)
Continuation of Key Management and Directors.  To its knowledge, WhiteHat has confirmed that all key management personnel of WhiteHat intend to continue their employment with the Surviving Corporation or its subsidiaries after the Closing.  For purposes of this Section 5.1(q), “key management personnel” shall include Quirk, who is the CEO and a Member of the Board of Directors, and Peter, a Member of the Board of Directors.

(r)	Books and Records.

(i)	The books and records of WhiteHat are materially complete and materially correct, and are maintained according to business practices.

(ii)	They accurately present and reflect, in all material respects, all of the transactions therein described; and

(iii)	There have been no transactions involving WhiteHat that properly should have been set forth therein and that have not been accurately so set forth.

(s)
Finder’s Fees.  WhiteHat is not and on the Closing Date shall not be liable or obligated to pay any finder’s, agent’s or broker’s fee arising out of or connected with this Agreement or the transactions described by this Agreement.

5.2           Disclosure.

(a)
At the date of this Agreement, WhiteHat and Quirk, the CEO of WhiteHat, have, and at the Closing Date they shall have, to their knowledge, disclosed all events, conditions and facts materially affecting WhiteHat’s business and prospects.

(b)
WhiteHat and Quirk have not now and shall not have at the Closing Date, withheld knowledge of any such events, conditions or facts which they know, or have grounds to know, would materially affect WhiteHat’s business and prospects.

(c)
This Agreement and any certificate, exhibit, schedule or other written document or statement, furnished to Mach One by WhiteHat and/or Quirk connected with the transactions described by this Agreement shall not contain any untrue statement of a material fact or omits and shall not omit to state a material fact necessary to be stated in order to make the statements contained herein or therein not misleading.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES BY MACH ONE

6.1           Subject to the schedule of exceptions, attached hereto and incorporated herein by this reference, Mach One represents and warrants to WhiteHat and the WhiteHat Members as follows:

(a)	Organization and Good Standing. Mach One is currently:

(i)	a corporation;

(ii)	duly organized;

(iii)	validly existing;

(iv)	in good standing under the laws of the State of Nevada;

(v)	has full corporate power and authority to own or lease its properties;

(vi)	to carry on its business as now being conducted; and

(vii)	to carry on its business as proposed to be conducted.

(b)
Mach One is qualified to conduct business as a foreign corporation in Minnesota and Wisconsin and no other jurisdiction, and the failure to so qualify in any other jurisdiction does not materially, adversely affect the ability of Mach One to carry on its business as most recently conducted.

(c)
The Articles of Incorporation of Mach One and all amendments thereto as presently in effect, certified by the Secretary of State of Nevada, and the Bylaws of Mach One as presently in effect, certified by the President and Secretary of Mach One, have been delivered to WhiteHat and are complete and correct and since the date of such delivery, there has been no amendment, modification or other change thereto.

(d)	Capitalization.

(i)	Mach One’s authorized capital stock consists of 510,500,000 shares consisting of:

X.	500,000,000 shares of $.001 par value Common Stock, of which 183,671,991 shares are issued and; and

Y.
10,500,000 shares of $0.05 par value Preferred Stock, of which 500,000 shares of Series B Convertible Preferred Stock are issued and outstanding and held of record by one shareholder and 1,200,000 shares of Series C Convertible Preferred Stock are issued and outstanding and held of record by six shareholders.

(ii)
Except as set forth in Schedule 6.1(d), no other equity securities or debt obligations of Mach One are authorized, issued or outstanding and as of the Closing, there will be no other outstanding options, warrants, agreements, contracts, calls, commitments or demands of any character, preemptive or otherwise, other than as set forth in Schedule 6.1(d) and in this Agreement, relating to any of the Mach One Common Stock, and there will be no outstanding security of any kind convertible into Mach One Common Stock.

(iii)
The shares of Mach One Common Stock are free and clear of all liens, charges, claims, pledges, restrictions and encumbrances whatsoever of any kind or nature that would inhibit prevent or otherwise interfere with the transactions described hereby.

(iv)
All of the outstanding Mach One Common Stock is validly issued, fully paid and nonassessable and there are no voting trust agreements or other contracts, agreements or arrangements restricting or affecting voting or dividend rights or transferability regarding the outstanding shares of Mach One Common Stock.

(v)
The total number of issued and outstanding Mach One common stock that will be issued and outstanding as of the Closing Date shall not exceed 183,671,991 shares (not taking into account any shares issued upon conversion of any Zero Coupon Convertible Subordinated Notes, Series B Preferred Stock or Series C Preferred Stock prior to Closing) ..

(e)
Subsidiaries.  Other than as set forth in Schedule 6.1(e), Mach One has no subsidiaries and no other investments, directly or indirectly, or other financial interest in any other corporation or business organization, joint venture or partnership of any kind whatsoever.

(f)	Financial Statements.

(i)	Mach One shall deliver to WhiteHat at least ten (10) days prior to Closing, copies of all of Mach One’s audited and unaudited financial statements through September 30, 2009;

(ii)	They shall be true and complete and have been prepared according to generally accepted accounting principles (the “Mach One Financial Statements”).

(iii)
Other than changes in the usual and ordinary conduct of the business since September 30, 2009, there have not been and, at the Closing Date, there shall not be any material adverse changes in such financial statements except as disclosed in Schedule 6.1(f).

(g)	Absence of Undisclosed Liabilities.

(i)	Except as disclosed in Schedule 6.1(g), Mach One has no liabilities that are not adequately reflected or reserved against in the Mach One Financial Statements or otherwise reflected in this Agreement.

(ii)
Except as disclosed in Schedule 6.1(g) and in Mach One’s Financial Statements, Mach One does not have and shall not have, as of the Closing Date, any liabilities (secured or unsecured and whether accrued, absolute, direct, indirect or otherwise) that were incurred after September 30, 2009, and would be individually or in the aggregate, material to the results of operation or financial condition of Mach One.

(h)	Litigation. Except as disclosed in Schedule 6.1(h):

(i)	there are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against Mach One or its properties; and

(ii)
there are no actions, suits or proceedings pending, or, to the knowledge of Mach One, threatened against or affecting Mach One or its affiliated companies, any of its officers or directors relating to their positions as such, or any of its properties, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, connected with the business, operations or affairs of Mach One or its affiliated companies:

X.	that might result in any material adverse change in the operations or financial condition of Mach One; or

Y.	That might prevent or materially impede the consummation of the transactions under this Agreement.(l)

(i)
Compliance with Laws. To its knowledge, the operations and affairs of Mach One do not violate any law, ordinance, rule or regulation currently in effect, or any order, writ, injunction or decree of any court or governmental agency, the violation of which would substantially and adversely affect the business, financial conditions or operations of Mach One.

(j)	Absence of Certain Changes. Except as set forth in Schedule 6.1(j), or otherwise disclosed in writing to WhiteHat , since September 30, 2009:

(i)	Mach One has not entered into any material transaction;

(ii)
There has been no change in financial or other condition, business, property, prospects, assets or liabilities of Mach One as shown on the Mach One Financial Statements, other than changes that both individually and in the aggregate do not have a consequence that is materially adverse to such condition, business, property, prospects, assets or liabilities;

(iii)
There has been no damage to, destruction of or loss of any of the properties or assets of Mach One (whether or not covered by insurance) materially and adversely affecting the financial or other condition, business, property, prospects, assets or liabilities of Mach One;

(iv)
Mach One has not declared, or paid any dividend or made any distribution on its membership interests, redeemed, purchased or otherwise acquired any of its membership interests, granted any options to purchase membership interests, or issued any of its membership interests;

(v)	There has been no material change, except in the ordinary course of business, in the contingent obligations of Mach One by way of guaranty, endorsement, indemnity, warranty or otherwise;

(vi)	There have been no loans made by Mach One to its employees, officers or directors;

(vii)	There has been no waiver or compromise by Mach One of a valuable right or of a material debt owed to it;

(viii)	There has been no extraordinary increase in the compensation of any of Mach One’s employees;

(ix)	There has been no agreement or commitment by Mach One to do or perform any of the acts described in this Section 4.1(j); and

(x)
There has been no other event or condition of any character, which might be expected either to result in a material and adverse change in the condition (financial or otherwise), business, property, prospects, assets or liabilities of Mach One or to impair materially the ability of Mach One to conduct the business now being conducted.

(k)	Contracts. Except as set forth in Schedule 6.1(k):

(i)	Mach One is not a Party to any written or oral commitment for capital expenditures;

(ii)
Mach One is not a Party to, nor is its property bound by any written or oral, express or implied, agreement, contract or other contractual obligation including, without limitation, any real or personal property leases, any employment agreements, any consulting agreements any personal services agreements or any other agreements that require Mach One to pay any money or deliver any assets or services after the Closing; and

(iii)
Mach One has in all material respects performed all obligations required to be performed by it to date and is not in default in any material respect under any agreements or other documents to which it was a Party.

(l)	Employees.

(i)
There are, except as disclosed in Schedule 6.1(l), no collective bargaining, bonus, profit sharing, compensation, or other plans, agreements or arrangements between Mach One and any of its directors, officers or employees; and

(ii)
There are no employment, consulting, severance or indemnification arrangements, agreements or understandings between Mach One on the one hand, and any current or former directors, officers or employees of Mach One on the other hand.

(m)	Assets.

(i)	All of the assets reflected on the September 30, 2009, unaudited financial statements or acquired and held as of the Closing Date, shall be owned by Mach One on the Closing Date.

(ii)	Except as set forth in Schedule 6.1(m):

X.	Mach One owns outright and has good and marketable title, or holds valid and enforceable leases, to all of such assets.

Y.
None of Mach One’s equipment used by Mach One connected with its business has any material defects and all of them are in all material respects in good operating condition and repair, and are adequate for the uses to which they are being put.

Z.	None of Mach One’s equipment is in need of maintenance or repairs, except for ordinary, routine maintenance and repair.

(iii)
Mach One represents that, except to the extent disclosed in Schedule 6.1(m) to this Agreement or reserved against on its balance sheet as of September 30, 2009, it is not aware of any accounts and contracts receivable existing that in its judgment would be uncollectible.

(n)	Tax Matters.

(i)
Except as set forth in Schedule 6.1(n), all federal, foreign, state and local tax returns, reports and information statements required to be filed by or regarding the activities of Mach One have been filed for all the years and periods for which such returns and statements were due, including extensions thereof.

(ii)	Such returns, reports and information statements are true and correct in all material respects insofar as they relate to the activities of Mach One.

(iii)	On the date of this Agreement, Mach One is not delinquent in the payment of any such tax or assessment, and no deficiencies for any amount of such tax have been proposed or assessed.

(0)	Operating Authorities.

(i)
To its knowledge, Mach One, Mach One has all material operating authorities, governmental certificates and licenses, permits, authorizations and approvals (“Permits”) required to conduct its business as presently conducted.  Such Permits are set forth on Schedule 6.1(o).

(ii)	Since Mach One’s inception:

W.	there has not been any notice or adverse development regarding such Permits;

X.	such Permits are in full force and effect;

Y.	no material violations are or have been recorded regarding any permit; and

Z.	no proceeding is pending or threatened to revoke or limit any Permit.

(p)	Authority to Execute Agreement.

(i)
The Board of Directors of Mach One, pursuant to the power and authority legally vested in it, has duly authorized the execution and delivery by Mach One of this Agreement and the Merger Stock, and has duly authorized each of the transactions hereby described.

(ii)
Mach One has the power and authority to execute and deliver this Agreement, to consummate the transactions hereby described and to take all other actions required to be taken by it pursuant to the provisions hereof.

(iii)
Mach One has taken all the actions required by law, its Articles of Incorporation, as amended, its Bylaws, as amended, applicable state law or otherwise to authorize the execution and delivery of the Merger Stock pursuant to the provisions hereof.

(iv)	This Agreement is valid and binding upon Mach One according to its terms.

(v)
Neither, the execution and delivery of this Agreement, nor the consummation of the transactions described hereby will constitute a violation or breach of the Articles of Incorporation, as amended, or the Bylaws, as amended, of Mach One, or any agreement, stipulation, order, writ, injunction, decree, law, rule or regulation applicable to Mach One.

(q)
Continuation of Key Management and Directors.  To its knowledge, all key management personnel of Mach One intend to continue their employment with Mach One after the Closing.  For purposes of this Section 6.1(q), “key management personnel” shall include  Steve Grubner, the COO, Patrick G. Sheridan, the CFO and Tad Ballantyne, a Director.

(r)	Books and Records.

(i)	The books and records of Mach One are materially complete and materially correct, and are maintained according to business practices;

(ii)	Accurately present and reflect in all material respects, all of the transactions therein described; and

(iii)	There have been no transactions involving Mach One that properly should have been set forth therein and that have not been accurately so set forth.

(s)
Finder’s Fees. Mach One is not, and on the Closing Date, shall not be liable or obligated to pay any finder’s, agent’s or broker’s fee arising out of or connected with this Agreement or the transactions described by this Agreement.

(t)
SEC Filings. Mach One is a Section 12G reporting company under the Securities and Exchange Act of 1934 (“Exchange Act”). Mach One has filed all reports with the SEC required by the Exchange Act. WhiteHat may obtain copies of all of the reports filed by Mach One with the SEC at www.sec.gov.   All of such reports are true and correct in all material respects.

(u)
Issuance of Exchange Securities. All of the Mach One Common Stock to be issued to WhiteHat Members pursuant to this Agreement, when issued and delivered as provided herein, shall be duly authorized, validly issued, and shall be free and clear of all liens, charges, claims, pledges, restrictions and encumbrances whatsoever of any kind or nature, except those restrictions imposed by State or Federal corporate and securities regulations.

(v)	No Violation. The execution and delivery of this Agreement, the consummation of the transactions described hereby and compliance by Mach One with any of the provisions hereof shall not:

(i)
violate or conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of Mach One or any note, bond, mortgage, indenture, deed of trust, license, agreement or other instrument to which Mach One is a Party, or by which it or its properties or assets may be bound or affected; or

(ii)	violate any order, writ, injunction or decree, or any statute, rule, permit, or regulation applicable to Mach One or any of its properties or assets.

6.2           Disclosure.

(a)	Mach One has and at the Closing Date it shall have, disclosed all events, conditions and facts materially affecting the business and prospects of Mach One.

(b)
Mach One has not now and shall not have at the Closing Date, withheld knowledge of any such events, conditions and facts which it knows, or has grounds to know, may materially affect Mach One’s business and prospects.

(c)
This Agreement and any certificate, exhibit, schedule or other written document or statement, furnished to WhiteHat or the WhiteHat Stockholders by Mach One connected with the transactions described by this Agreement do not contain any untrue statement of a material fact or omits and shall not omit to state a material fact necessary to be stated in order to make the statements contained herein or therein not misleading.

ARTICLE VII
ADDITIONAL AGREEMENTS

7.1           Undertaking by Mach One Accountant.  On or before the Closing, Mach One shall obtain an undertaking from Carver, Moquist and O’Connor, LLC (“Accountant”), providing that:

(a)
the Accountant has agreed to an engagement with Mach One to serve as its certified public accountants following the Closing for purposes of auditing and reviewing the financial statements of Mach One and WhiteHat to comply with Mach One's ongoing reporting requirements under the Exchange Act including, without limitation, the filing of Forms 10-Q, 10-K, and 8-K;

(b)	the Merger described hereunder will not disqualify or otherwise prohibit the Accountant from rendering the foregoing engagement services or from undertaking such services in a timely manner;

(c)	the Accountant is duly registered with the PCAOB; and

(d)
the Accountant shall provide its consent to the use of their audited financial statements and accompanying reports for Mach One and WhiteHat, as applicable, in any regulatory filing by Mach One prior to or following the Closing.

7.2           Other Actions.

(a)
At least three (3) days prior to Closing, Mach One shall prepare the Form 8-K announcing the Closing in conformance with regulations, which shall include all information required by such form, including:

(i)	the information required by Form 10 regarding WhiteHat;

(ii)	any other information required connected with Mach One as a result of the Merger;

(iii)
the U.S. GAAP Financial Statements and the Pro Forma Financial Statements, if available, (as defined below) ("Merger Form 8-K"), which shall be in a form acceptable to Mach One and in a format acceptable for EDGAR filing.

(b)	At or subsequent to Closing, Mach One and WhiteHat shall jointly prepare a press release announcing the consummation of the Merger hereunder ("Press Release").

(c)	Mach One shall file the Merger Form 8-K with the SEC and distribute the Press Release within the statutory time frame following the Closing.

(d)
Not more than seventy-one (71) days after the filing of the Merger Form 8-K with the SEC of the prior to the Closing, WhiteHat shall deliver to Mach One, if possible, pro forma consolidated financial statements for WhiteHat, its Subsidiaries and Mach One giving effect to the Merger, for such periods as required by the SEC to be included in a Form 8-K or any other report or form required to be filed with the SEC at or after Closing regarding the Merger, all prepared in all material respects with the published rules and regulations of the SEC and according to U.S. GAAP applied on a consistent basis throughout the periods involved (the "Pro Forma Financial Statements"). The Pro Forma Financial Statements shall have been reviewed by the Accountant and shall be in a format acceptable for inclusion on the Merger 8-K.

(e)
WhiteHat and Mach One shall cooperate with each other and use their respective efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable laws to consummate the Merger and the other transactions described hereby as soon as practicable, including:

(i)	preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings; and

(ii)
obtaining as soon as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to consummate the Merger or any of the other transactions described hereby.

(f)
Subject to applicable laws relating to the exchange of information and the preservation of any applicable attorney-client privilege, work-product doctrine, self-audit privilege or other similar privilege, each of WhiteHat and Mach One shall have the right to review and comment on in advance, and to the extent practicable each shall consult the other on, all the information relating to such Party, that appear in any filing made with, or written materials submitted to, any third party and/or any governmental entity connected with the Merger and the other transactions described hereby. In exercising the foregoing right, each of WhiteHat and Mach One shall act and as promptly as practicable.

7.4           Required Information.

(i)
Connected with preparing the Merger Form 8-K and Press Release, and for such other  purposes, each of WhiteHat and Mach One shall, upon request by the other, furnish the other with all information concerning themselves, and, if any, their respective subsidiaries, directors, officers, managers, managing members, stockholders and members (including the directors to be elected  to Mach One’s Board of Directors effective as of the Closing pursuant to Section 1.6 hereof) and such other matters connected with the Merger, or any other statement, filing, notice or application made by or on behalf of each of WhiteHat and Mach One to any third party and/or any governmental entity connected with the Merger and the other transactions described hereby.

(ii)
Each Party warrants and represents to the other Party that all such information shall be true and correct in all material respects and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

7.5           Confidentiality; Access to Information.

(a)
Each Party agrees to maintain in confidence any non-public information received from the other Party, and to use such non-public information only for purposes of consummating the transactions described by this Agreement. Such confidentiality obligations will not apply to:

(i)	information which was known to the one Party or their respective agents prior to receipt from the other Party;

(ii)	information which is or becomes generally known;

(iii)	information acquired by a Party or their respective agents from a third party who was not bound to an obligation of confidentiality; and

(iv)	disclosure required by law.

(b)
In the event this Agreement is terminated as provided in Article XII hereof, each Party will return or cause to be returned to the other all documents and other material obtained from the other connected with the Merger described hereby.

(c)	Access to Information.

(i)
WhiteHat shall afford Mach One and its financial advisors, accountants, counsel and other representatives access during normal business hours, upon notice, to the properties, books, records and personnel of WhiteHat and its Subsidiaries during the period prior to the Closing to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of WhiteHat and its Subsidiaries, as Mach One may request. No information or knowledge obtained by Mach One in any investigation pursuant to this Section 7.5 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the Merger.

(ii)
Mach One shall afford WhiteHat and its financial advisors, underwriters, accountants, counsel and other representatives access during normal business hours, upon notice, to the properties, books, records and personnel of Mach One during the period prior to the Closing to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Mach One, as WhiteHat may request. No information or knowledge obtained by WhiteHat in any investigation pursuant to this Section 7.5 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the Merger.

7.6           No Solicitation.

(a)
Other than regarding the Merger, WhiteHat and Mach One agree that neither of them nor any of their officers, directors, managers, or managing members shall, and that they shall cause their agents and other representatives (including any investment banker, attorney or accountant retained by it) not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer regarding:

(i)	a merger, reorganization, share exchange, consolidation or similar transaction involving them;

(ii)
any sale, lease, exchange, mortgage, pledge, transfer or purchase of all or substantially all of the assets or equity securities of them, taken as a whole, in a single transaction or series of related transactions; or

(iii)	any tender offer or exchange offer for 20% or more of the outstanding shares of Mach One common stock or WhiteHat’s membership interests ( “Acquisition Proposal”).

(b)	WhiteHat and Mach One further agree that neither of them nor any of their officers, directors, managers, or managing members shall, and that:

(i)
They shall direct and use their efforts to cause their agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal;

(ii)
WhiteHat and Mach One agree that they will immediately cease and cause to be terminated any existing discussions or negotiations with any Parties conducted heretofore regarding any Acquisition Proposal;

(iii)
WhiteHat and Mach One agree that they will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 7.6.

(c)
Notwithstanding anything contained in this Agreement to the contrary,  nothing contained in this Agreement shall prevent the Board of Directors of WhiteHat, or their respective representatives from, prior to the Closing:

(i)	providing information in response to a request therefore by a person who has made a bona fide unsolicited Acquisition Proposal; or

(ii)
engaging in any negotiations or discussions with any person who has made a bona fide unsolicited Acquisition Proposal or otherwise facilitating any effort or attempt to implement an Acquisition Proposal.

(d)
Notwithstanding anything contained in this Agreement to the contrary, but only if it does not adversely impact either Mach One or Mach One’s interests in the Closing, including the Merger, nothing contained in this Agreement shall prevent the board of directors of WhiteHat, or their respective representatives from, prior to the Closing, taking any of the following action:

(i)	approving or recommending any unsolicited Acquisition Proposal; or

(ii)	causing the applicable Party to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement relating to any unsolicited Acquisition Proposal.

(iii)	the action set forth in Subsections (d)(i) and (d)(ii) shall not occur unless and only to the extent that:

W.
in each such case referred to in Section(c)(i) and Section(c)(ii), or  Section(d)(ii) above, WhiteHat’s Board of Directors determines, after consultation with outside legal counsel that such action is necessary to act in a manner consistent with the directors’ fiduciary duties under applicable law;

X.	determines after consultation with its financial advisors that the person or group making such Acquisition Proposal has adequate sources of financing to consummate such Acquisition Proposal;

Y.
that such Acquisition Proposal, if consummated as proposed, is materially more favorable to the WhiteHat stockholders from a financial point of view (any such more favorable Acquisition Proposal being referred to as a “Superior Proposal”); and

Z.	determines that such Superior Proposal is capable of being consummated, taking into account legal, financial, regulatory and other aspects of the proposal and the person making the proposal.

7.7           Public Disclosure.

(a)
Except to the extent previously disclosed or to the extent the Parties  are required by applicable law or regulation to make disclosure, prior to Closing, no Party shall issue any statement or communication to the public regarding the Merger without the other Party’s consent, which consent shall be given in a timely manner. If a Party is required by law or regulation to make disclosure regarding the Merger, it shall, if possible, immediately notify the other Party prior to such disclosure.

(b)
Notwithstanding the foregoing, the Parties hereto agree that Mach One shall prepare and file a Current Report on Form 8-K pursuant to the Exchange Act acceptable to WhiteHat to report the execution of this Agreement and that any Party hereto may file any reports as required by the Exchange Act.

(c)
Publicity.  Prior to the Closing, any written news releases or public disclosure by either Party pertaining to this Agreement shall be submitted to the other Party for its review and approval prior to such release or disclosure, provided, however, that:

(i)           such approval shall not be unreasonably withheld, and

(ii)	such review and approval shall not be required of disclosures required to comply, in the judgment of counsel, with federal or state securities or corporate laws or policies.

7.8           Efforts; Notification.

(a)
Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties shall use its efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary and proper to consummate and make effective, using the Standard of Conduct in Section 14.13, the Agreement and the other transactions described by this Agreement, including using efforts to accomplish the following:

(i)	the taking of all actions necessary to cause the conditions precedent set forth in Article XII to be satisfied;

(ii)
the obtaining of all  actions or non actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all  registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all  steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any governmental entity;

(iii)	obtaining of all consents, approvals or waivers from third parties required as a result of the transactions described in this Agreement;

(iv)
defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions described hereby, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed; and

(v)	executing or delivering any additional instruments necessary to consummate the transactions described by, and to fully carry out the purposes of, this Agreement.

(b)
Connected with and without limiting the foregoing, Mach One and the Members of its Board of Directors and WhiteHat and the Members of its Board of Directors and WhiteHat Members shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions described by this Agreement, use their efforts to enable the Merger and the other transactions described by this Agreement to be consummated as promptly as practicable on the terms described by this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Mach One or WhiteHat to agree to any divestiture by itself or any of its affiliates of shares of capital stock, membership interests or ownership interest or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

(c)
WhiteHat shall give prompt notice to Mach One upon becoming aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate, or of any failure of WhiteHat to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, such that the conditions set forth in Article XII would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement.

(d)
Mach One shall give prompt notice to WhiteHat upon becoming aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate, or of any failure of Mach One to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, such that the conditions set forth in Article XII would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement.

ARTICLE VIII
COVENANTS OF WHITEHAT AND PETER

8.1           Conduct of Business Pending the Merger.  WhiteHat and Peter, to the extent within Peter’s control, covenant and agree with Mach One that, prior to the consummation of the Merger called for by this Agreement, and Closing, or the termination of this Agreement pursuant to its terms, unless Mach One shall otherwise consent in writing, and except as otherwise described by this Agreement, WhiteHat and Peter, to the extent within Peter’s control, shall comply with each of the following:

(a)	WhiteHat’s business shall be conducted only in the ordinary and usual course;

(b)	WhiteHat shall:

(i)	keep intact its business organization and good will;

(ii)	keep available the services of its respective officers and employees;

(iii)	maintain good relations with suppliers, creditors, employees, customers, and others having business or financial relationships with it; and

(iv)	promptly notify Mach One of any event or occurrence which is material to, and not in the ordinary and usual course of business of WhiteHat .

(c)	WhiteHat shall not:

(i)	amend its Certificate of Formation or Operating Agreement, except as contemplated by this Agreement; or

(ii)
split, combine, or reclassify any of its outstanding securities, or declare, set aside, or pay any dividend or other distribution on, or make or agree or commit to make any exchange for or redemption of any such securities payable in cash, stock or property.

(d)	WhiteHat shall not:

(i)	issue or agree to issue any securities or rights of any kind to acquire any securities; or

(ii)	enter into any contract, agreement, commitment, or arrangement regarding any of the foregoing, except as set forth in this Agreement.

(e)
WhiteHat shall not create, incur, or assume any long-term or short-term indebtedness for money borrowed or make any capital expenditures or commitment for capital expenditures, except in the ordinary course of business and consistent with past practice.

(f)	WhiteHat shall not:

(i)
adopt, enter into, or amend any bonus, profit sharing, compensation, stock option, warrant, pension, retirement, deferred compensation, employment, severance, termination or other employee benefit plan, agreement, trust fund, or arrangement for the benefit or welfare of any officer, director, or employee; or

(ii)
agree to any material (in relation to historical compensation) increase in the compensation payable or to become payable to, or any increase in the contractual term of employment of, any officer, director or employee, except regarding employees who are not officers or directors, in the ordinary course of business according to past practice, or with the written approval of Mach One.

(g)	WhiteHat shall not sell lease, mortgage, encumber, or otherwise dispose of or grant any interest in any of its assets or properties except for:

(i)	sales, encumbrances, and other dispositions or grants in the ordinary course of business and consistent with past practice;

(ii)	liens for taxes not yet due;

(iii)	liens or encumbrances that are not material in amount or effect and do not impair the use of the property, or

(iv)	as specifically provided for or permitted in this Agreement.

(h)	WhiteHat shall not enter into any agreement, commitment, or understanding, whether in writing or otherwise, regarding any of the matters referred to in subparagraphs (a) through (g) above.

(i)
WhiteHat shall continue properly and promptly to file when due all federal, state, local, foreign, and other tax returns, reports, and declarations required to be filed by it, and will pay, or make full and adequate provision for the payment of, all taxes and governmental charges due from or payable by it.

(j)	WhiteHat shall comply with all laws and regulations applicable to it and its operations.

ARTICLE IX
COVENANTS OF MACH ONE

9.1           Conduct of Mach One Pending Closing.  Mach One covenants and agrees with WhiteHat that, prior to consummating the Merger called for by this Agreement, and Closing, or terminating this Agreement pursuant to its terms, unless WhiteHat shall otherwise consent in writing, and except as otherwise described by this Agreement, Mach One shall comply with each of the following.

(a)
No change will be made in Mach One’s Articles of Incorporation or Bylaws, or in Mach One’s authorized or issued shares of stock, except as described in this Agreement or as may be first approved in its sole discretion in writing by WhiteHat .

(b)
No dividends shall be declared, no stock options granted and no employment agreements shall be entered into with officers or directors in Mach One, except as may be first approved by WhiteHat in its sole discretion in writing.

(c)	It shall not (except as otherwise provided for in this Agreement):

(i)	issue or agree to issue any additional shares of, or rights of any kind to acquire any shares of its capital stock of any class; or

(ii)	enter into any contract, agreement, commitment, or arrangement regarding any of the foregoing, except as set forth in this Agreement.

(d)
It shall not create, incur, or assume any long-term or short-term indebtedness for money borrowed or make any capital expenditures or commitment for capital expenditures, except in the ordinary course of business and consistent with past practice.

(e)	It shall not:

(i)
adopt, enter into, or amend any bonus, profit sharing, compensation, stock option, warrant, pension, retirement, deferred compensation, employment, severance, termination or other employee benefit plan, agreement, trust fund, or arrangement for the benefit or welfare of any officer, director, or employee; or

(ii)
agree to any material (in relation to historical compensation) increase in the compensation payable or to become payable to, or any increase in the contractual term of employment of, any officer, director or employee except, regarding employees who are not officers or directors, in the ordinary course of business  according  to past practice, or with the written approval of Mach One.

(f)	It shall not sell lease, mortgage, encumber, or otherwise dispose of or grant any interest in any of its assets or properties except for:

(i)	sales, encumbrances, and other dispositions or grants in the ordinary course of business and consistent with past practice;

(ii)	liens for taxes not yet due;

(iii)	liens or encumbrances that are not material in amount or effect and do not impair the use of the property, or

(iv)	as specifically provided for or permitted in this Agreement.

(g)	It shall not enter into any agreement, commitment, or understanding, whether in writing or otherwise, regarding any of the matters referred to in subparagraphs (a) through (f) above.

(h)
It will continue properly and promptly to file when due all federal, state, local, foreign, and other tax returns, reports, and declarations required to be filed by it, and will pay, or make full and adequate provision for the payment of, all taxes and governmental charges due from or payable by it.

(i)	It will comply with all laws and regulations applicable to it and its operations.

(j)	It shall promptly notify WhiteHat of any event or occurrence which is material to, and not in the ordinary and usual course of business of Mach One.

(k)
It shall use its best efforts to cause all holders of its $3,035,000 of Zero Coupon Convertible Subordinated Notes (including interest) due December 12, 2013, to convert such Notes into shares of Common Stock of Mach One at $0.125 per share for a total of 24,280,000 shares not later than ninety (90) calendar days from the Closing Date.

(l)
It shall use it best efforts to cause all holders of its Series B Preferred Stock and Series C Preferred Stock to convert such Preferred Stock into shares of Common Stock of Mach One in accordance with the terms of such Preferred Stock not later than ninety (90) calendar days from the  Closing Date.

ARTICLE X
ADDITIONAL COVENANTS OF THE PARTIES

10.1           Cooperation.  Both WhiteHat and Mach One shall cooperate with each other and their respective counsel, accountants and agents in carrying out the transaction described by this Agreement.  They shall deliver all documents and instruments deemed necessary or useful by the other Party.  Furthermore, both WhiteHat and Mach One shall collaborate on preparing and disseminating a disclosure document soliciting the approval of the Merger, which the Members of WhiteHat’s Board of Directors shall approve and recommend, of the required vote of the WhiteHat Members.

10.2           Expenses.  Each of the Parties hereto shall pay all of its respective costs and expenses (including attorneys’ and accountants’ fees, costs and expenses) incurred connected with this Agreement and the consummation of the transactions described herein.

ARTICLE XI
SURVIVAL AND NON-SURVIVAL OF REPRESENTATIONS,
WARRANTIES AND COVENANTS

11.1           Survival. The representations, warranties, covenants and other agreements made by the Parties in this Agreement (including the schedules and exhibits to the Agreement that are hereby incorporated by reference) shall survive for 12 months beyond the Closing Date. This Article 11 shall not limit any claim for fraud or any covenant or agreement of the Parties contained herein which by its terms contemplates performance, in whole or in part, after the Closing Date.

11.2           Termination.   In the event this Agreement is terminated by either Mach One or WhiteHat as provided in Section 13.1, this Agreement shall forthwith become void.  Consequently, there shall be no liability or obligation on the part of any of the Parties or their respective officers or directors.  Notwithstanding anything to the contrary contained in this Agreement, neither Mach One nor WhiteHat shall be relieved or released from any liabilities or damages arising out of its willful and material breach of this Agreement.

 11.3           Non-Survival.  Except as set forth above in Article XI, no other representations, warranties or covenants survive.

ARTICLE XII
CONDITIONS OF PARTIES’ OBLIGATIONS

12.1         Conditions to Obligations of the Parties.  The obligations of Mach One, the Directors of Mach One, WhiteHat, the WhiteHat Members and Peter under this Agreement shall be subject to the fulfillment, on or prior to the Closing, of all conditions elsewhere herein set forth, including, but not limited to, receipt by the appropriate Party of all deliveries required by Sections 4 and 5 herein, and fulfillment, prior to Closing, of each of the following conditions:

(a)	WhiteHat Members Approval. WhiteHat shall have received the required approval of its Members in accordance with the terms of its Amended and Restated Operating Agreement dated August 23, 2006.

(b)
Governmental Consents. All material authorizations, consents or approvals of any and all governmental regulatory authorities necessary connected with the consummation of the transactions described by this Agreement shall have been obtained and be in full force and effect

(b)	No Order.

(i)
No governmental entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger, substantially on the terms described by this Agreement.

(ii)
All waiting periods, if any, under any law in any jurisdiction in which WhiteHat or Mach One has material operations relating to the transactions described hereby has expired or terminated early and all material approvals required to be obtained prior to the Merger connected with the transactions described hereby shall have been obtained.

(c)
Blue Sky Laws.  The Merger Stock to be issued under this Agreement shall be exempt from, or have been qualified under, the Blue Sky Laws of each appropriate jurisdiction to the satisfaction of Mach One and WhiteHat and their respective counsels.

(d)
Mach One and WhiteHat and their respective legal counsel shall have received copies of all such certificates, opinions and other documents and instruments as each Party or its legal counsel may request pursuant to this Agreement or otherwise connected with the consummation of the transactions described hereby, and all such certificates, opinions and other documents and instruments received by each Party shall be satisfactory, in form and substance, to each Party and its legal counsel.

(e)
Each Party shall have granted to the other Party (acting through its management personnel, counsel, accountants or other representatives designated by it) full opportunity to examine its books and records, properties, plants and equipment, proprietary rights and other instruments, rights and papers of all kinds according to Articles V and VI hereof, and each Party shall be satisfied to proceed with the transactions described by this Agreement upon completion of such examination and investigation.

(f)	Mach One and WhiteHat shall agree to indemnify each other Party against any liability to any broker or finder to which the indemnifying Party may become obligated.

12.2         Conditions to Obligations of Mach One. The obligations of Mach One to consummate the transactions described herein are subject to satisfaction (or waiver by it) of the following conditions:

(a)
Each WhiteHat Member acquiring Merger Stock shall be required, at Closing, to submit an agreement confirming that all the Merger Stock received was acquired for investment and not with a view to, or for sale connected with, any distribution thereof, and agreeing not to transfer any of the Merger Stock for a period of six months from the date of the Closing, except for those transfers falling within the exemption from registration under the Securities Act of 1933 and any applicable state securities laws, which transfers do not constitute a public distribution of securities, and in which the transferees execute an investment letter in form and substance satisfactory to counsel for Mach One.

(b)
The foregoing provision shall not prohibit registering those shares at any time following the Closing.  Each WhiteHat Member acquiring Merger Stock shall be required to transfer to Mach One at the Closing his/her respective WhiteHat Common Stock, free and clear of all liens, mortgages, pledges, encumbrances or changes, whether disclosed or undisclosed.

(c)	All schedules, prepared by WhiteHat shall be current or updated as necessary as of the Closing Date.

(d)
WhiteHat shall have provided to Mach One unaudited financial statements for the years ended December 30, 2009 and 2008.  WhiteHat shall also provide an update on any material change in the aforementioned financial statements.

(e)	WhiteHat shall have delivered the fully completed and signed Questionnaires, and the D&O Information shall be acceptable to Mach One.

(f)	Mach One shall have received from the Accountants, the Accountant Undertaking in a form satisfactory to Mach One.

(g)
A representation letter substantially in the form attached hereto as Exhibit “D” executed by each of the Members of WhiteHat’s Board of Directors and Peter pursuant to which each such individual shall represent and warrant to Mach One that he, she or it has no knowledge of any fact or circumstance that would cause any representation or warranty of WhiteHat set forth herein to be false or misleading in any material respect.

12.3        Conditions to Obligation of WhiteHat.  The obligations of WhiteHat to consummate the transactions described herein are subject to satisfaction (or waiver by it) of the following conditions:

(a)
Mach One shall have raised an additional amount of Four Hundred Thousand Dollars ($400,000.00) in equity prior to the Closing on March 5, 2010 and deposited that amount in an account solely controlled by Patrick Sheridan, CFO of Mach One and Kevin Quirk, CEO of WhiteHat to be used as set forth in Section 2.1(d);

(b)
Mach One and its Directors shall have confirmed in the minutes of the Board of Directors that  Mach One shall use commercially reasonable efforts to raise an additional amount of One Million Six Hundred Thousand Dollars ($1,600,000.00) within ninety (90) days of the Closing.  If that amount is raised, it shall be deposited in a specially designated bank account solely for the purpose of operating of what will then be the WhiteHat Brands division of Mach One, as set forth in Section 2.4(b).

(c)
Mach One and its Directors shall have provided to WhiteHat through September 30, 2009, all audited and unaudited financial statements prepared according to generally accepted accounting principles by independent accountants of Mach One.  Mach One shall also provide, as of a date within thirty (30) days of Closing, an update on any material change in the aforementioned financial statements.

(d)	Mach One shall have delivered to WhiteHat resolutions, in a form satisfactory to WhiteHat, effective as of the Closing, of the appointment of new directors of Mach One according to Section 1.6 hereof.

(e)	All schedules prepared by Mach One shall be current or updated as necessary as of the Closing Date.

(f)
An Officer’s Certificate substantially in the form attached hereto as Exhibit “E” executed by the President and COO of Mach One pursuant to which such officer shall represent and warrant to WhiteHat that he or she has no knowledge of any fact or circumstance that would cause any representation or warranty of Mach One set forth herein to be false or misleading in any material respect.

ARTICLE XIII
TERMINATION, AMENDMENT, WAIVER

13.1         This Agreement may be terminated at any time prior to the Closing, and the described transactions abandoned, without liability to either Party:

(a)	By mutual agreement of Mach One and WhiteHat;

(b)
If the Closing (as defined in Article IV) has not have taken place on or prior to March 31, 2010, this Agreement can be terminated upon written notice given by Mach One or WhiteHat, but only if the Party giving such notice is not in material default;

(c)	By Mach One, if there has been a material misrepresentation or breach of warranty on the part of WhiteHat in the representations and warranties set forth in the Agreement.

(d)	By WhiteHat or Peter if there has been a material misrepresentation or breach of warranty on the part of Mach One in the representations and warranties set forth in the Agreement;

(e)
By Mach One if, in its opinion or that of its counsel, the Merger does not qualify for exemption from registration under applicable federal and state securities laws, or qualification, if obtainable, cannot be accomplished in Mach One’s opinion or that of its counsel, without unreasonable expense or effort;

(f)
By Mach One or by WhiteHat if either Party believes that the Merger has become impossible on a practical level by reason of the institution or threat by state, local or federal governmental authorities or by any other person of material litigation or proceedings against any Party. For clarity, a written request, on its own, by a governmental authority for information regarding the Merger, which information could be used connected with such litigation or proceedings, is not a threat of material litigation or proceedings regardless of whether such request is received before or after the signing of this Agreement;

(g)
By Mach One if the business or assets or financial condition of WhiteHat , taken as a whole, have been materially and adversely affected, whether by the institution of litigation or by reason of changes or developments or in operations in the ordinary course of business or otherwise; or, by  WhiteHat if the business or assets or financial condition of Mach One, taken as a whole, have been materially and adversely affected, whether by the institution of litigation or by reason of changes or developments or in operations in the ordinary course of business or otherwise;

(h)	By Mach One or WhiteHat if, in the opinion of Mach One’s independent accountants, it should appear that the combined entity will not be auditable to SEC accounting standards;

(i)	By WhiteHat, if Mach One fails to perform material conditions set forth in Subsections 12.1 or 12.3 herein;

(j)	By WhiteHat if examination of Mach One’s books and records pursuant to Section 7.5(c) herein uncovers a material deficiency;

(k)	By Mach One if WhiteHat fails to perform material conditions set forth in Section 11.1 or 11.2 herein; and

(l)	By Mach One if examination of WhiteHat’s books and records pursuant to Article V herein uncovers a material deficiency.

13.2         Both WhiteHat and Mach One shall have the right to waive any or all of the conditions precedent to its obligations hereunder not otherwise legally required but:

(a)	no waiver by a Party of any condition precedent to its obligations hereunder shall constitute a waiver by such Party of any other condition;

(b)            shall expressly in writing what is being waived; and

(c)            be signed by the Party to be bound by the waiver.

ARTICLE XIV
MISCELLANEOUS

14.1         Entire Agreement.

(a)	This Agreement (including the exhibits and schedules hereto) contains the entire agreement between the Parties regarding the transactions described hereby.

(b)	Therefore, this Agreement supersedes all negotiations, representations, warranties, commitments, offers, contracts, and writings prior to the date hereof.

(c)	For clarity, the letter of intent between Mach One and WhiteHat dated July 31, 2009 has been terminated in its entirety and shall be of no further force and effect.

14.2        Binding Agreement.  This Agreement shall become binding upon the Parties when, but only when, it shall have been signed on behalf of all Parties.

14.3        Peter.  Peter is only executing this Agreement regarding Sections 4.4(b), Articles V and VIII, Section 13.1 and Article XIV.

14.4        Counterparts.  This Agreement may be executed in one or more counterparts, each of which may be deemed an original, but all of which together, shall constitute one and the same instrument.

14.5           Severability.  If any provisions hereof are to be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not affect the validity or effect or any other provision hereof.

14.6           Assignability.  This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Parties hereto; provided that neither this Agreement nor any right hereunder shall be assignable by WhiteHat or Mach One without prior written consent of the other Party.

14.7           Captions.  The captions of the various Articles, Sections and Subsections of this Agreement have been inserted only for convenience of reference and shall not be deemed to modify, explain, enlarge or restrict any of the provisions of this Agreement.

14.8           Governing Law.  The validity, interpretation and effect of this Agreement shall be governed exclusively by the laws of the United States of America and State of Minnesota, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

14.9           Rules of Construction.  The Parties have been represented by counsel negotiating and executing this Agreement and, therefore, shall not be permitted to allege the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

14.10         Notices.  All notices, requests, demands and other communications under this Agreement shall be in writing and delivered in person, sent by a nationally recognized overnight delivery service that obtains a signature when delivering any document or sent by certified mail, postage prepaid and properly addressed as follows:

To WhiteHat and WhiteHat Members:

Kevin P Quirk, President and CEO
WhiteHat Brands, LLC.
2675 Paces Ferry Road, Suite 100
Atlanta, GA 30339
Fax (866) 864-4858

With a Copy to:

Jeffrey M. Smith, Esq.
Greenberg Traurig, LLP
The Forum
3290 Northside Parkway, Suite 400
Atlanta, GA  30327
Fax (678) 553-2100

To Mach One:

Tad Ballantyne, Chairman
Mach One Corporation
974 Silver Beach Road
Belgium, WI 53004
Fax (262) 285-7179

With a Copy to:

William B. Barnett, Esq.
Law Offices of William B. Barnett
21550 Oxnard Street, Suite 200
Woodland Hills, CA 91367
Fax (818) 999-2269

Any Party may from time-to-time change its address for the purpose of notices to that Party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the respective Party hereto.

All notices and other communications required or permitted under this Agreement which are addressed as provided in this Section 14.10, if delivered personally, shall be effective upon delivery; and, if delivered by mail, shall be effective on the day it is signed for.

14.11        Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed according to their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

14.12       Arbitration.

(a)
Arbitration shall not be commenced unless the Party that subsequently commences it as set forth below has notified the other Party in writing regarding the basis for the wrongful conduct that allegedly is the subject of the arbitration and provides the other Party with thirty (30) days within which to cure the alleged wrongful conduct.

(b)
Except for Section 14.11, any disputes or claims arising under or connected with this Agreement or the transactions described hereunder shall be resolved by binding arbitration. Notice of a demand to arbitrate a dispute by either Party shall be given in writing to the other at their last known address.

(c)	Arbitration shall be commenced by the filing by a Party of an arbitration demand with the American Arbitration Association (“AAA”) in its office in Minneapolis, Minnesota USA.

(d)
The arbitration of the dispute shall be resolved by three arbitrators.  Mach One and WhiteHat shall jointly request the AAA to provide a panel of 33 potential arbitrators pursuant to AAA rules. Mach One and WhiteHat shall alternate, each striking a total of 15 names from the list of potential arbitrators, until only 3 are left.  Those 3 proposed arbitrators shall become the arbitration panel for the then-existing dispute.

(e)	The arbitration shall in all other respects be governed and conducted by applicable AAA rules. Any award and/or decision shall be conclusive and binding on the Parties.

(f)	The arbitration shall be conducted in Minneapolis, Minnesota.

(g)	The arbitrator shall supply a written opinion supporting any award, and judgment may be entered on the award in any court of competent jurisdiction.

(h)
Each Party shall pay its own fees and expenses for the arbitration, except that any costs and charges imposed by the AAA and any fees of the arbitrator for the services shall be assessed against the losing Party by the arbitrator.

(i)
In the event that preliminary or permanent injunctive relief is necessary or desirable in order to prevent a Party from acting contrary to this Agreement or to prevent irreparable harm prior to a confirmation of an arbitration award, then either Party is authorized and entitled to commence a lawsuit solely to obtain equitable relief against the other pending the completion of the arbitration in a court having jurisdiction over the Parties.

(j)	All rights and remedies of the Parties shall be cumulative and in addition to any other rights and remedies obtainable from arbitration.

14.13   Standard of Conduct.

(a)	All conduct required under this Agreement, including conduct required by law, shall be undertaken in good faith using principles of fair dealing, in a amount of time and with due diligence.

(b)
Notwithstanding anything to the contrary set forth above in Section 14.13(a), if a different standard of conduct is expressly set forth in another Section or Sections of this Agreement, that standard of conduct shall replace the standard of conduct set forth above.

(c)
For example, if this Agreement expressly stated that neither Mach One nor WhiteHat had the duty to undertake a specific task in its sole discretion, that conduct would not have to be undertaken in a commercially reasonable manner.  However, the remaining portions of the Standard of Conduct set forth above in Section 14.13(a) would still control.

(d)
If any sentence in this Agreement contains words identical to or substantially similar to “commercially reasonable”, “good faith”, “fair dealing” or “due diligence”, the Standard of Conduct in this Section shall still control entirely and the use of those words shall be considered neutral.  The Standard of Conduct shall be different for a particular sentence only if there is the express use of words which are not substantially similar or identical, such as sole discretion.

15.14  Force Majeure.

(a)
Mach One and WhiteHat agree that their rights and duties under this Agreement do not change just because an event they do not control, such as a general flood or a hurricane, makes it more expensive than may have been originally described to carry out their duties under this Agreement.

(b)
If, however, an event that the adversely affected Party does not control, such as a general flood or a hurricane, prevents or would make it to carry out a duty under this Agreement, then the delay in carrying out that duty shall not be a breach of this Agreement.  Such events shall include, but not be limited to, general floods, hurricanes, riots, wars, general labor strikes that significantly impair the ability of a Party to carry out their duties under this Agreement or similar events (collectively or individually a “Force Majeure Event”).

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

[Signatures on the following page]

MACH ONE CORPORATION
By:	/s/ Steve Grubner
Steve Grubner, President and COO

WHITE HAT ACQUISITION CORP.
By:	/s/ Steve Grubner
Steve Grubner, President and COO

WHITEHAT HOLDINGS, LLC
By:	/s/ Kevin P. Quirk
Kevin P Quirk, President and CEO

/s/ Gilbert Peter
Gilbert Peter